Exhibit 10.1
ISABELLA BANK CORPORATION
RESTRICTED STOCK PLAN

ARTICLE I - ESTABLISHMENT, PURPOSES, DURATION

1.1    Adoption and Primary Purpose of the Plan. Isabella Bank Corporation (“Isabella”) and Isabella Bank (the “Bank” and collectively with Isabella and their Affiliates and successors, the “Company”) adopt this long-term equity incentive plan, to be called the Isabella Bank Corporation Restricted Stock Plan (the “Plan”). The primary purpose of the Plan is to promote the growth and profitability of the Company by attracting and retaining executive officers and key employees of outstanding competence through ownership of restricted equity that provides them with long-term incentives to achieve corporate objectives.
1.2    Effective Date. This Plan is effective as of the date on which it is executed by both Isabella and the Bank (the “Effective Date”), and will remain in effect until terminated by the Board.
ARTICLE II - DEFINITIONS
The following definitions apply for the purposes of this Plan, unless a different meaning is plainly indicated by the context:
2.1    Affiliate. “Affiliate” means any Person with whom Isabella or the Bank would be considered a single employer under Code Sections 414(b) or 414(c).
2.2    Award. “Award” means the Board’s grant of Restricted Shares to a Grantee pursuant to Article III and an Award Agreement.
2.3    Award Agreement. “Award Agreement” means, with respect to a particular Award, the written agreement between the appropriate Company and the Grantee implementing and setting forth the terms of the Award of Restricted Shares.
2.4    Bank. “Bank” is defined in Section 1.1.
2.5    Board. “Board” means the board of directors of Isabella.
2.6    Cause. “Cause” with respect to an Award has the meaning given in the Award Agreement for that Award.
2.7    Change in Control. “Change in Control” means any of the following events:
a.    a change in the ownership of the relevant Company, whereby a Person or more than one Person acting as a group (an “Acquirer”), acquires, directly or indirectly, ownership of a number of shares of stock of the relevant Company which, together with shares of such stock already held by such Acquirer, constitutes more than fifty percent (50%) of the total fair market value or of the combined voting power of the outstanding shares of stock of the relevant Company; provided that if an Acquirer already owns more than fifty percent (50%) of the total fair market value or of the combined voting power of the outstanding shares of stock of the relevant Company then the acquisition of additional shares of stock of the relevant Company by such Acquirer is not considered a change in the ownership of the relevant Company;
b.    a change in the effective control of the relevant Company, whereby a majority of the Persons who were members of the Board (or of the board of directors of the relevant other Company) are, within a twelve (12) month period, replaced by individuals whose appointment or election is not endorsed by a majority of the Board prior to such appointment or election; or
c.    a change in the ownership of the assets of the relevant Company, whereby an Acquirer acquires (or has acquired during a twelve (12) month period ending on the date of the most recent acquisition by such Acquirer) assets of the relevant Company that have a total gross fair market value equal to or greater than fifty percent (50%) of the total gross fair market value of all of the assets of the relevant Company immediately prior to such acquisition or acquisitions; provided that there is no change in the ownership of the assets of the relevant Company if assets are transferred to an entity that is controlled by the shareholders of the relevant Company immediately after the transfer, nor is it a change in the ownership of the assets if the relevant Company transfers assets to:
(i)a Person who immediately before the asset transfer was a shareholder of the relevant Company in exchange for or with respect to the shareholder’s capital stock in the relevant Company;
(ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the relevant Company;
(iii) a Person that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding shares of stock of the relevant Company; or
(iv) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by an Acquirer described in subparagraph (iii) of this Section 2.7(c).
d.    Notwithstanding the preceding provisions of this section, a Planned Capital Offering shall not constitute a Change in Control. A “Planned Capital Offering” is an issuance of Shares by Isabella to new investors pursuant to a plan adopted by the Board, as part of the overall growth plan for Isabella so long as a majority of the Persons who were members of the Board preceding such capital offering remain after its completion. A Planned Capital Offering may include the issuance of Shares that are registered with the Securities and Exchange Commission or any state securities regulator, or that is exempt from registration with the Securities and Exchange Commission or any state securities regulator pursuant to any federal or state law or regulation.
e.    The provisions of this Section 2.7 will be interpreted in a manner consistent with the comparable provisions of Code Section 409A, as limited in this definition. Without limiting the generality of the prior sentence, the use of the term “relevant Company” in this section shall be interpreted in accordance with the rules for identifying the relevant corporation that is subject to a change in control with respect to a Grantee in Treasury Regulation Section 1.409A-3(i)(5)(ii).
2.8    Code.  “Code” means the Internal Revenue Code of 1986, as amended.
2.9    Committee. “Committee” means the committee appointed to administer the Plan in Section 5.1.
2.10    Company. “Company” is defined in Section 1.1.
2.11    Confidential Information. “Confidential Information” is defined in Section 7.9.
2.12    Disability. “Disability” means the Grantee:
a.    is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months;
b.    by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or
c.    is determined to be disabled by the United States Social Security Administration.
2.13    Effective Date. “Effective Date” is defined in Section 1.2.
2.14    Grantee.  “Grantee” means an executive officer or other key employee of the Company who is designated to receive an Award or who has an outstanding Award granted under this Plan.
2.15    Isabella. “Isabella” is defined in Section 1.1.
2.16    Person. “Person” means an individual, a corporation, a bank, a savings bank, a savings and loan association, a financial institution, a partnership, an association, a joint stock company, a trust, an estate, a limited liability company, an unincorporated organization and any other entity.
2.17    Plan. “Plan” is defined in Section 1.1.
2.18    Plan Year. “Plan Year” means the twelve (12) month period beginning each January 1 and ending December 31.
2.19    Restricted Shares. “Restricted Shares” means Shares issued to a Grantee pursuant to the terms of this Plan and an Award Agreement. Neither shares of stock of the Bank nor of any Affiliate are eligible for issuance under this Plan.
2.20    Restricted Territory. “Restricted Territory” is defined in Section 7.9.

2.21    Retirement. “Retirement” means a Grantee’s Separation from Service under circumstances determined by the Committee in its sole discretion to constitute the Grantee’s retirement, as defined by the Company’s official retirement policies.
2.22    Securities Act. “Securities Act” means the Securities Act of 1933, as amended.
2.23    Separation from Service. “Separation from Service” means the Grantee’s termination of employment with the Company for any reason other than death or Disability. Whether the Grantee has terminated employment for purposes of this Plan is based on whether the facts and circumstances indicate that the Company and the Grantee reasonably anticipate that either:
a.    the Grantee will perform no further services for the Company after the date on which the Grantee’s employment is terminated; or
b.    the level of bona fide services that the Grantee would perform for the Company (whether as an employee or as an independent contractor) after the date on which the Grantee’s employment is terminated will be permanently decreased to not more than 20% of the average level of bona fide services performed over the 36 consecutive-month period that immediately precedes the employment termination date or, if the Grantee has been providing services for less than 36 months, over the full period during which the Grantee provided services to the Company (whether as an employee or as an independent contractor).
c.    No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, so long as the Grantee’s right to reemployment is provided by law or contract. If the leave exceeds six (6) months and the Grantee’s right to reemployment is not provided by law or by contract, then the Grantee shall have a Separation from Service on the first date immediately following such six-month period.
2.24    Shares. “Shares” means shares of common stock of Isabella.
ARTICLE III - AWARDS
3.1    Shares Available For Awards. The maximum number of Shares available for all Awards under the Plan is 100,000. Such number of Shares (a) shall be reduced by the number of Restricted Shares granted under the Plan that are not forfeited, (b) shall be increased by any Restricted Shares granted under the Plan that are forfeited, and (c) may be increased or decreased (but not below the number of Restricted Shares subject to outstanding Awards) at any time by action of the Board. The Restricted Shares available under the Plan may be Shares of original issue, Shares acquired on the open market, or a combination of the foregoing.
3.2    Grant of Awards. Subject to the terms of the Plan and applicable law, prior to the start of each Plan Year, the Company CEO shall submit to the Committee a list of eligible Company employees (and/or employee groups) for participation in the Plan for the upcoming Plan Year. A new Company employee must be employed by October 1st in a given Plan Year in order to be eligible for an Award related to performance in that Plan Year; provided, however, said new employee shall only be eligible for a pro-rated Award. The Board shall have sole authority to grant Awards of Restricted Shares under the Plan. Subject to the terms of the Plan and applicable law, the Board may, in its sole discretion, determine the grant date, the number of Restricted Shares to be issued pursuant to the Award, the grant and vesting conditions that apply to the Restricted Shares, and such other terms and conditions of the Award and Award Agreement. Nothing contained in the Plan shall be construed to restrict the right of the Board to grant any equity-based compensation to persons outside of the Plan.
3.3    Notification and Acceptance of Award. After the Board grants an Award, the Committee shall promptly notify the Grantee. The Grantee must indicate his or her acceptance of an Award by entering into an Award Agreement consistent with Section 3.4 within 10 days of receipt of notification of the Award, and must complete such other forms and documents as the Committee may request from time to time. The Award otherwise granted shall automatically lapse at the expiration of such period if the documents required by the Committee have not been executed and returned. The grant of an Award shall become effective as of the date specified in the Award Agreement.
3.4    Award Agreements. Each Award under this Plan shall be evidenced by an Award Agreement in the form as the Committee from time to time may determine. Each Agreement shall specify the grant date, the number of Restricted Shares to be issued pursuant to the Award, the grant and vesting conditions that apply to the Restricted Shares, and such other terms and conditions of the Award that are not inconsistent with the Plan. Each Award Agreement shall be subject to the provisions of this Plan (which shall be deemed to be incorporated in each Award Agreement); provided that in the event of a conflict between the terms of this Plan and the terms of the Award Agreement, the terms of this Plan shall control, except as specifically provided otherwise in this Plan.
3.5    Issuance of Restricted Shares. As soon as practicable following the date that it is determined that the Grantee has satisfied the performance objectives set forth in the Award Agreement (but in no event later than March 30 following the end of the Plan Year), Isabella shall cause the earned number of Restricted Shares granted to the Grantee in the Award to be issued and registered in the name of the Grantee. It shall be a condition to issuance of earned Restricted Shares that the Grantee be actively employed with the Company on the Award payout date; provided however, the active employment requirement shall not apply to a Grantee who Separates from Service due to Retirement or terminates employment with the Company due to death or Disability prior to the Award payout date. Notwithstanding the foregoing, with the Committee’s consent Restricted Shares may be issued to or registered in the name of a personal investment or estate-planning vehicle established for the benefit of a Grantee and members of his or her immediate family; provided that with respect to any such Restricted Shares, all tax consequences associated with the grant of the Restricted Shares and all underlying vesting and other requirements with respect to such Award shall be calculated and determined by reference to the applicable Grantee in his or her individual capacity.
3.6    Rights of Grantee. No individual shall have any rights as a shareholder with respect to Restricted Shares covered by or relating to any Award Agreement until the issuance of a stock certificate with respect to such Restricted Shares. A Grantee who is issued Restricted Shares will have all of the rights of a shareholder with respect to such Restricted Shares, subject to the terms of this Plan and the Award Agreement. This generally includes full and unrestricted voting rights in all matters on which holders of shares of the Company’s common stock may vote and the right to be paid dividends on the same terms as the Company’s other shareholders who hold shares of the same class as the Grantee. Notwithstanding the foregoing, if any dividends or other distributions on Restricted Shares are paid in Shares or other property, such Shares or other property shall be subject to all terms and conditions of the Plan and the applicable Award Agreement as if such Shares or other property were part of the original Award of Restricted Shares with respect to which they were distributed.
3.7    Clawback. An Award Agreement may specify conditions upon which the Grantee may forfeit an Award or Restricted Shares issued to the Grantee under the Award Agreement, or upon which the Company may recover, in whole or in part, the value of Restricted Shares issued to the Grantee that are no longer owned by the Grantee, in each case due to the inaccuracy of any financial results or other operating metrics or due to any other circumstance, as the Board or Committee may determine to be appropriate, in their discretion.
3.8    Code Section 83(b) Elections. If a Grantee makes an election pursuant to Code Section 83(b) with respect to an Award, the Grantee shall be required to promptly file a copy of such election with the Committee.
3.9    Capital Adjustments. The number and class of Restricted Shares that are issuable under an Award and the aggregate number, type and class of Shares with respect to which Awards thereafter may be made shall be subject to such adjustment, if any, as the Board deems appropriate, based on the occurrence of events specified below or such other events that the Board determines to require an adjustment.
a.If the number of Isabella’s outstanding Shares are increased, decreased or exchanged through merger, consolidation, sale of all or substantially all of the property of Isabella, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution in respect to such Shares, for a different number or type of shares of stock, or if additional shares or new or different shares of stock are distributed with respect to such Shares, an appropriate and proportionate adjustment shall be made in: (i) the maximum number of Shares available for the Plan as provided in Section 3.1; (ii) the type of Shares or other securities available for the Plan; and (iii) the number of Restricted Shares that are issuable under an Award under the Plan.
b.If events not specified above in this Section 3.9, such as any extraordinary cash dividend, split-up, reverse split, spin-off, combination, exchange of Shares, warrants or rights offering to purchase Shares, or other similar corporate event, materially affect Restricted Shares that are issuable under an Award, the Board in its discretion may make adjustments to the number of Restricted Shares that are issuable under the Award if it determines such adjustment to be necessary to maintain the benefits or potential benefits intended to be provided under the Award.
c.Generally, Restricted Shares that have already been issued under an Award will not require adjustment under this Section 3.9, but the Board may determine that an adjustment is appropriate under the circumstances, in its sole discretion. If events described in this Section 3.9 result in the Grantee receiving an adjustment or otherwise receiving Shares or other property in exchange for or with respect to Restricted Shares, such Shares or other property shall be subject to all terms and conditions of the Plan and the applicable Award Agreement as if such Shares or other property were part of the original Award of Restricted Shares with respect to which they were distributed.
d.Any adjustment made by the Board pursuant to the provisions of this Section 3.9 shall be final, binding and conclusive. A notice of such adjustment, including identification of the event causing such adjustment, the calculation method of such adjustment, and the change in price and the number of Restricted Shares that are issuable under the Award shall be sent to the affected Grantee. No fractional Shares shall be issued under the Plan based on such adjustments.
ARTICLE IV - RESTRICTIONS ON TRANSFER, VESTING, FORFEITURE
4.1    Restrictions on Transfer. Except as otherwise provided in the Plan or an Award Agreement, Restricted Shares granted under the Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated prior to the time that such Restricted Shares are vested or upon earlier satisfaction of other conditions as specified in the applicable Award Agreement.
4.2    Vesting. The Restricted Shares awarded in an Award shall be subject to any vesting schedule and other vesting conditions that are set forth in the Award Agreement for those Restricted Shares. Except to the extent that an applicable Award Agreement provides otherwise, all of the Restricted Shares awarded to a Grantee under this Plan shall automatically become 100% vested upon: (i) the Grantee’s Retirement; (ii) the Grantee’s involuntary Separation from Service without Cause; (iii) the Grantee’s death or Disability while an employee of the Company; or (iv) a Change in Control that occurs while the Grantee is an employee of the Company. A Grantee’s Restricted Shares will not vest after the Grantee’s Separation from Service except to the extent that the Restricted Shares vest by reason of the Grantee’s Separation from Service; provided that the Committee may, in its sole discretion, determine that a Grantee’s Restricted Shares may vest after the Grantee’s Separation from Service.
4.3    Forfeiture. A Grantee will forfeit all of the Grantee’s Restricted Shares as required by this Section 4.3, except to the extent that the Grantee’s Award Agreement(s) provides otherwise.
a.Unvested Restricted Shares. A Grantee will forfeit all unvested Restricted Shares upon the Grantee’s Separation from Service under circumstances that do not result in the Grantee’s Restricted Shares becoming 100% vested under Section 4.2.
b.Vested and Unvested Credits. A Grantee will forfeit 100% of his or her Restricted Shares, regardless of whether or not any portion of the Grantee’s Restricted Shares are vested or unvested, upon either: (i) the Grantee’s Separation from Service for Cause, or (ii) the Grantee’s material violation of any of the provisions of Section 7.9, regardless of whether such violation occurs before or after the Grantee’s Separation from Service.
None of a Grantee’s Restricted Shares will vest after the occurrence of a forfeiture event that occurs with respect to that Grantee; provided that the Committee may, in its sole discretion, waive a forfeiture event for a Grantee.

4.4    Certificates for Shares. Certificates evidencing Restricted Shares will be deposited with, and held by, the Company for the benefit of the Grantee until such Restricted Shares become vested or are forfeited. Upon vesting, subject to this Article IV, the Company shall issue and deliver to the Grantee a stock certificate or certificates evidencing the vested Shares, subject to the Company’s policies and procedures regarding the issuance of stock certificates. If any unvested Restricted Shares are forfeited, the certificate or certificates evidencing any such Restricted Shares shall be cancelled, and the Shares represented thereby shall be returned to the Company.
4.5    Stock Legend. All certificates representing Restricted Shares that at any time are subject to the provisions of Sections 4.1 or 4.2 (as implemented in the relevant Award Agreement) will have endorsed upon them a legend substantially in the following form:
THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A RESTRICTED STOCK PLAN AND AWARD AGREEMENT BETWEEN THE COMPANY AND THE INITIAL HOLDER OF THE RESTRICTED STOCK. THE RESTRICTED STOCK PLAN AND AWARD AGREEMENT PROVIDE FOR FORFEITURE OF THE STOCK IN CERTAIN CIRCUMSTANCES AND IMPOSE RESTRICTIONS ON THE TRANSFER OF THESE SHARES. COPIES OF THE RESTRICTED STOCK PLAN AND AWARD AGREEMENT ARE AVAILABLE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED BY THE COMPANY TO THE REGISTERED HOLDER HEREOF UPON WRITTEN REQUEST.
Isabella may, in the event it deems the same desirable to assure compliance with applicable federal or state securities laws, legend any certificate representing Restricted Shares issued pursuant to the Plan with an appropriate restrictive legend, and may also issue appropriate stop transfer instructions to its transfer agent with respect to such shares.
4.6    Securities Matters and Regulations.
a.    Notwithstanding anything herein to the contrary, the obligation of the Company to issue or deliver Restricted Shares with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee. The Committee may require, as a condition of the issuance and delivery of certificates evidencing Restricted Shares pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or advisable.
b.    Each Award is subject to the requirement that, if at any time the Committee determines that the listing, registration or qualification of Restricted Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Restricted Shares, no such Award shall be granted or payment made or Restricted Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.
c.    In the event that the disposition of Restricted Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Restricted Shares shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Committee may require a Grantee receiving Restricted Shares pursuant to the Plan, as a condition precedent to receipt of such Restricted Shares, to represent to the Company in writing that the Restricted Shares acquired by such Grantee is acquired by such Grantee for investment only and not with a view to distribution.
4.7    Beneficiary. A Grantee may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If the Grantee does not designate a beneficiary or if no designated beneficiary survives the Grantee, the Grantee’s estate shall be deemed to be the Grantee’s beneficiary.
ARTICLE V - ADMINISTRATION
5.1    Committee. The Plan will be administered by the Compensation and Human Resources Committee of the Board (the “Committee”) with assistance from the Company CEO and CFO as noted in this Article V.
5.2    Committee’s Authority. The Board retains the authority and discretion to determine eligibility for and participation in the Plan, to grant Awards and set or modify their terms, to approve Award Agreements, to increase or decrease the Committee’s authority under the Plan, and to amend and terminate the Plan and any Award Agreement in accordance with Article VI. Subject to the foregoing and the other terms of the Plan, the Committee is responsible for the management and administration of the Plan and has all authority necessary or appropriate to carry out its responsibilities, including the authority to:
a.    recommend to the Board for its approval specific Grantees, amount of Grants and performance objectives and such other terms and conditions of Grant;
b.    specifically as it relates to the Company CEO, provide recommendations to the Board for incentive levels;
c.    maintain Plan and Award records;
d.    interpret and construe the terms of the Plan;
e.    subject to the terms set by the Board, prepare and revise Award Agreements and other forms and documentation with respect to each Award and the Plan;
f.    adopt rules and regulations and to prescribe forms for the operation and administration of the Plan;

g.    engage agents and delegate to them such administrative and other duties within its authority as it sees fit, including consulting with counsel (who may be counsel to the Company);
h.    advise the Board if an extraordinary occurrence totally outside of management’s influence, be it a windfall or shortfall, has occurred during the current Plan Year and recommend to the Board whether performance objectives should be adjusted to neutralize the effects of such event(s); and
i.    correct any defect, supply any omission or reconcile any inconsistency in the Plan and/or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.
5.3    CEO’s Responsibilities.    The Company CEO shall act as a liaison to the Committee, and have the following specific responsibilities:
a.recommend to the Committee the specific Grantees to be included in the Plan for the Plan Year in question. This includes determining whether additional individuals should be added to the Plan and/or if any Grantees should be removed from participating in the Plan;
b.provide recommendations to the Committee for incentive levels for all Grantees, other than the Company CEO. In that regard, the CEO shall review the goals/objectives, adjust guideline Awards for performance and recommend final Awards to the Committee for its approval; and
c.provide other appropriate recommendations to the Committee that he or she determines become necessary during the term of the Plan.
5.4    CFO’s Responsibilities.    The Company’s CFO shall have the following specific responsibilities:
a.    track the performance criteria for each Award during the course of the Plan Year;
b.    determine the amount of the Award calculations following the end of the Plan Year and coordinate payouts; and
c.    such additional responsibilities as may be assigned by the Committee or the Company CEO.
5.5    Effect of Action. All questions of interpretation of the Plan, of any Award Agreement, or of any other form or other document employed in the administration of the Plan or of any Award shall be determined by the Committee, and such determination is final, binding and conclusive upon all interested Persons. Any and all actions, decisions and determinations taken or made by the Board, the Committee, the Company CEO or Company CFO in the exercise of its discretion pursuant to the Plan, any Award Agreement or other agreement is final, binding and conclusive upon all interested Persons.

5.6    Indemnity. The Company shall indemnify and hold harmless the members of the Committee and the Board, the Company CEO and Company CFO against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.
ARTICLE VI - AMENDMENT AND TERMINATION
Notwithstanding anything herein contained to the contrary, the Board reserves the exclusive right to freeze, amend or terminate the Plan and any Award Agreement at any time; provided that no freeze of, amendment to or termination of the Plan or any Award Agreement shall be effective (except with the Grantee’s written consent) to adversely affect in a material way a Grantee’s rights to any Award or Restricted Shares.
ARTICLE VII - MISCELLANEOUS
7.1    Status as an Employee Benefit Plan. This Plan is not intended to satisfy the requirements for qualification under Code Section 401(a) or to satisfy the definitional requirements for an “employee benefit plan” under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), but rather is intended to be a “top hat plan”. It is intended to be a non-qualified incentive compensation program that is exempt from the regulatory requirements of ERISA. The Plan shall be construed and administered so as to effectuate this intent.
7.2    Validity. In case any provision of this Plan or an Award Agreement shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan and the Award Agreement shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.
7.3    Notices. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the Committee or the secretary of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
7.4    Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term “successors” as used in this Plan includes any corporate or other business entity that, whether by merger, consolidation, purchase or otherwise, acquires all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.
7.5    Taxes; No Warranty. Each Grantee who receives Restricted Shares acknowledges that the grant of Restricted Shares and the termination of transfer restrictions and conditions of forfeiture (or an election by the Grantee under Code Section 83(b)) may result in the imposition of federal, state, and local taxes upon the Grantee, and that the Company may be required to withhold amounts from the Grantee’s compensation as a result. If a Grantee’s compensation is insufficient to permit the Company to perform the required withholding, the Grantee will pay sufficient cash amounts to the Company to permit the Company to perform the required withholding immediately upon request. The Company makes no warranty, guarantee or projection of the future value of Restricted Shares or the tax consequences of the Plan, an Award or Restricted Shares, including the inclusion in or exclusion from federal, state or local taxes of the value of the Restricted Shares. The Company has no obligation to take any action to increase or improve the value of Restricted Shares or to reduce or otherwise mitigate any tax consequences of the Plan, any Award or Restricted Shares to a Grantee. Each Grantee is solely responsible for all income and other taxes, penalties and interest incurred by the Grantee in connection with the Plan, any Award and Restricted Shares, and agrees that the Grantee has no claim or cause of action against the Company with respect to any tax, penalties, or interest incurred by the Grantee, regardless of the reason for such incurrence.
7.6    Required Regulatory Provision. Any benefits provided to the Grantee pursuant to this Plan or otherwise are subject to and conditioned upon compliance with any applicable provisions of 12 U.S.C. § 1828(k) and 12 C.F.R. Part 359 Golden Parachute and Indemnification Payments and any other rules and regulations promulgated thereunder.
7.7    Governing Law. The Plan and any Award Agreement are established under, and will be construed according to, the laws of the State of Michigan, to the extent such laws are not preempted by the ERISA or the Code and regulations published thereunder.
7.8    No Reliance. A Grantee shall not rely on oral statements of any person, including members of the Committee, with respect to any provisions of the Plan or any Award Agreement. A Grantee shall only rely on the written terms of the Plan and the Award Agreement, and on written rules for the administration of the Plan formally adopted by the Committee. The Board or the Committee may delegate authority in writing, and delegates may bind the Board, the Committee and the Company only to the extent of the written delegation. A written statement signed by the majority of the members of the Board or the Committee is conclusive in favor of any Person acting in reliance on that statement.
7.9    Restrictive Covenants.
a.    General Rule. In consideration of the granting of an Award and issuance of Restricted Shares, each Grantee agrees that, until the later of (i) two (2) years after the Grantee’s Separation from Service for any reason, and (ii) the date on which the Grantee is paid all amounts that are owed under this Plan, the Grantee will not, whether directly or indirectly as an owner, partner, limited partner, joint venturer, shareholder, member, trustee, lender consultant, officer, director, independent contractor, employee or other agent of another Person:
(i)solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Company to terminate his or her employment and accept employment or otherwise become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Company which has headquarters or offices within 25 miles of any location(s) in which the Company has business operations or has filed an application for regulatory approval to establish an office (the “Restricted Territory”);

(ii)solicit, provide any information, advice or recommendation, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Company to terminate an existing business or commercial relationship with the Company; or
(iii)become directly or indirectly a more than 5% owner, lender, consultant, officer, director, independent contractor, employee or other agent of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, mortgage or loan broker or any other entity that competes with the business of the Company, that: (i) has headquarters within the Restricted Territory, or (ii) has one or more offices, but is not headquartered, within the Restricted Territory, but in the latter case, only if the Grantee would be employed, conduct business or have other responsibilities or duties within the Restricted Territory.
b.    Confidentiality. In consideration of the granting of an Award and issuance of Restricted Shares, each Grantee agrees not, while employed by the Company or after Separation from Service for any reason, directly or indirectly, use or furnish to anyone (except as required in the ordinary course of performing the Grantee’s employment duties for the Company) any confidential information or trade secrets relating to the Company’s business (collectively “Confidential Information”), which Confidential Information includes information relating to the Company’s systems, processes, and rates; trade secrets; contracts with customers and vendors; design, production, sale, or distribution of any products and services; personnel and their compensation and employment arrangements; identity of, or products purchased by, or rates and prices paid by, customers and potential customers of the Company; and all other private matters pertaining to the Company.
c.    Construction and Relief. If a provision in this Section 7.9 is found by any court with jurisdiction to be too broad in duration, scope, or otherwise, then the court is to amend the offending provision to the minimum extent necessary to make it reasonable and enforceable, and the offending provision is to be fully enforceable as amended.
d.    Remedies. In consideration of the granting of an Award and issuance of Restricted Shares, each Grantee agrees that, notwithstanding any provision of this Plan or any Award Agreement to the contrary and in addition to the Company’s other remedies at law and in equity, the Grantee will forfeit the Grantee’s entire interest in the Plan, each Award, and all Restricted Shares, effective upon the Grantee’s breach of this Section 7.9, regardless of whether the interest was previously vested. In addition, the Company will be entitled to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of any provision of this Section 7.9 by the Grantee. The Grantee agrees that damages for a breach of the provisions of this Section 7.9 would be difficult or impossible to determine and that the Company has no adequate remedy at law for such a breach, such that enforcement by specific performance is necessary in addition to the Grantee’s forfeiture and the award of any damages that are determinable. A Grantee is liable to the Company for all costs and expenses, including actual attorney’s fees, that the Company incurs in enforcing any provision of this Section 7.9 or other provision of this Plan against the Grantee.

7.10    No Right to Continued Employment. Neither the establishment of the Plan nor any provisions of the Plan or an Award Agreement nor any action of the Board or the Committee with respect to the Plan or any Award Agreement shall be held or construed to confer upon any Grantee any right to continue in the service of the Company. The Company reserves the right to dismiss any Grantee or otherwise deal with any Grantee to the same extent as though the Plan and all Award Agreements had not been adopted.
7.11    Section 409A Compliance. The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to be extent subject thereto, to comply with Code Section 409A, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, the Grantee shall not be considered to have terminated employment with the Company for purposes of the Plan and no payment shall be due to the Grantee under the Plan or any Award until the Grantee would be considered to have incurred a “Separation from Service” from the Company within the meaning of Code Section 409A. Any payments described in the Plan that are due within the “short term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards are payable upon a Separation from Service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Code Section 409A, the settlement and payment of such Awards shall instead be made on the first business day after the date that is six (6) months following such Separation of Service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Code Section 409A. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payment. The Grantee shall be solely responsible for the payment of any taxes and penalties incurred under Code Section 409A.
ARTICLE VIII - EXECUTION
This Plan, together with each Grantee’s Award Agreement(s), sets forth the entire understanding of the Company and that Grantee with respect to the Restricted Shares to be provided by the Company to that Grantee under the Plan and the Award Agreement(s), and any previous agreements or understandings between the Company and that Grantee regarding the Award(s) are superseded by this Plan and the Grantee’s Award Agreement(s).

IN WITNESS WHEREOF, the Company, acting through its authorized officer, has adopted this Plan effective as of the Effective Date.

ISABELLA BANK CORPORATION

Date:	6/24/2020	By:	/s/ David J. Maness

		Name:	David J. Maness

		Title:	Chairman

ISABELLA BANK

Date:	6/24/2020	By:	/s/ David J. Maness

		Name:	David J. Maness

		Title:	Chairman

[Signature Page to Restricted Stock Plan]